Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Formation

EcoStim, Inc.	Texas
Viking Rock Holding, AS	Norway
Viking Rock, AS	Norway
Eco-Stim Energy Solutions Argentina S.A.	Argentina